    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2000
                                                    REGISTRATION NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------
                             CAPITAL AUTOMOTIVE REIT
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------
          MARYLAND                     6798                    54-1870224
(State or other jurisdiction (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or     Classification Code Number)  Identification Number)
        organization)

                                                                                THOMAS D. ECKERT
                                                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
             1420 SPRING HILL ROAD, SUITE 525                               CAPITAL AUTOMOTIVE REIT
                  MCLEAN, VIRGINIA 22102                                1420 SPRING HILL ROAD, SUITE 525
                      (703) 288-3075                                         MCLEAN, VIRGINIA 22102
   (Address, including zip code, and telephone number,                           (703) 288-3075
 including area code, of registrant's principal executive      (Name, address, including zip code, and telephone
                         offices)                              number, including area code, of agent for service)

                                 With a copy to:

                            SYLVIA M. MAHAFFEY, ESQ.
                                  SHAW PITTMAN
                               2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-8000

                                ----------------
         Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
   TITLE OF SECURITIES           AMOUNT TO           OFFERING PRICE          AGGREGATE              AMOUNT OF
     TO BE REGISTERED          BE REGISTERED          PER SHARE(1)       OFFERING PRICE(1)     REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------
Common Shares of
Beneficial Interest, par
value $.01 per share......        266,861              $11.5625              $3,085,581             $814.59
====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices for the registrant's common shares of beneficial interest, as reported on The Nasdaq National Market on January 14, 2000.

         This registration statement relates to the possible offering and sale of up to 266,861 common shares of Capital Automotive REIT upon the redemption of certain units of limited partnership interest in Capital Automotive L.P. Of these units, 264,294 were issued in transactions that closed December 7, 1998 and will become redeemable on January 31, 2000 and 2,567 were issued in transactions that closed January 8, 1999 and become redeemable on January 8, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the SEC, acting under Section 8(a), determines.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                  SUBJECT TO COMPLETION, DATED JANUARY 19, 2000

PROSPECTUS

[LOGO]

                             CAPITAL AUTOMOTIVE REIT

                  266,861 COMMON SHARES OF BENEFICIAL INTEREST

         We may offer up to 266,861 common shares for redemption of units of limited partnership interest issued by Capital Automotive L.P. Capital Automotive L.P. issued 264,294 units in connection with acquisitions of real estate properties that closed on December 7, 1998, all of which become redeemable January 31, 2000, and 5,133 units in connection with acquisitions of properties that closed on January 8, 1999, of which 2,567 units become redeemable January 8, 2000, as more fully described in our prospectus. Holders of units have the right to notify Capital Automotive L.P. that they want their units redeemed. We have the right to assume the obligations of Capital Automotive L.P. to redeem units. If a unitholder exercises his right to have his units redeemed, we may issue common shares in exchange for those units on the basis of one common share for each unit redeemed. Our registration of our common shares does not mean that we will offer or sell our common shares to unitholders, if and when unitholders redeem units. We may choose not to assume the obligations of Capital Automotive L.P. or we may choose to pay cash in exchange for the units. We will not receive any money from the offer and sale of our common shares to unitholders.

         We are also registering the resale of our common shares by the recipients. Our registration of our common shares for possible resale does not mean that any person who receives common shares from us for his units will offer and sell his shares. We will not receive any money from any offer and sale of common shares by any selling shareholder. See "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution."

         Our common shares are quoted on the Nasdaq National Market under the symbol "CARS." On January 18, 2000, the closing sales price of our common shares as reported on the Nasdaq National Market was $11.625 per share.

         To maintain our qualification as a real estate investment trust, we limit the transfer of our common shares. No person may own more than 9.9% of our outstanding shares or 9.9% of our outstanding convertible preferred stock, as determined under the attribution rules of the Internal Revenue Code, subject to statutory exceptions.

         You should be aware that an investment in our common shares involves various risks. See "Risk Factors" on Page 1 and in our Current Report on Form 8-K/A filed on January 19, 2000, which is incorporated into our prospectus by reference.

         Holders of units should also realize that the redemption of a unit will be treated as a taxable sale of the unit. As such, holders will recognize gain or loss from the sale of the unit equal to the difference between the amount considered realized for tax purposes and the holder's adjusted tax basis in the unit.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS _____________.

                                TABLE OF CONTENTS

                                                                                                          Page No.
                                                                                                          --------
About this Prospectus........................................................................................i
Risk Factors.................................................................................................1
Capital Automotive...........................................................................................1
Use of Proceeds..............................................................................................2
Market Price of Common Shares................................................................................3
Description of Shares of Beneficial Interest.................................................................3
Description of Partnership Agreement........................................................................10
Redemption of Units.........................................................................................12
Comparison of Capital Automotive REIT and the Partnership...................................................14
Federal Income Tax Consequences.............................................................................19
Selling Shareholders........................................................................................38
Plan of Distribution........................................................................................38
Legal Matters...............................................................................................39
Experts.....................................................................................................39
Where You Can Find More Information.........................................................................39

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may offer and sell common shares described in our prospectus on redemption of units of limited partnership interest of Capital Automotive L.P. in one or more offerings to persons who acquired their units on December 7, 1998 and January 8, 1999. The person who receives common shares from us may also resell those shares. Our prospectus provides you with a general description of our common shares. If required, we will deliver or provide our prospectus supplement if and when we offer and sell any common shares, or when a selling shareholder offers and resells any common shares that will contain specific information about all of the terms of that offering. Our prospectus supplement may also add, update or change information contained in this prospectus. You should read both our prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         Capital Automotive REIT is a Maryland real estate investment trust formed in October 1997. Capital Automotive L.P. is a Delaware limited partnership formed in October 1997. Capital Automotive REIT owns interests in real estate through Capital Automotive L.P. and its subsidiaries and is the sole general partner of Capital Automotive L.P. References to "we," "us" or "our" refer to Capital Automotive REIT or, if the context requires, Capital Automotive L.P. and our business and operations conducted through Capital Automotive L.P. and/or directly or indirectly owned subsidiaries. As appropriate, Capital Automotive L.P. and its direct and indirect subsidiaries are referred to as the Partnership. In the section captioned "Federal Income Tax Consequences," Capital Automotive L.P. is referred to as the Partnership, Capital Automotive REIT is referred to as the Company, and the Partnership, the Company and their subsidiaries are collectively referred to as Capital Automotive Group.

                                  RISK FACTORS

         Our prospectus, including our documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents which we subsequently file with the SEC and are incorporated by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as "may," "will," "could," "should," "plans," "intends," "expects," "believes," "estimates," "anticipates" and "continues." In particular, the risk factors included or incorporated by reference in our prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus may also describe forward-looking information. Many things can happen that can cause our actual results to be very different than those described. These factors include:

         - risks that the Company's tenants will not pay rent or that the Company's operating costs will be higher than expected;

         - risks of interest rate fluctuations impacting future acquisitions;

         -        risks that additional acquisitions may not be consummated; and

         - environmental and other risks associated with the acquisition and leasing of automotive properties.

         You should carefully review the risks and the risk factors incorporated by reference from our Form 8-K/A filed on January 19, 2000, as well as the other information in this prospectus or referred to in this prospectus, before buying our common shares.

                               CAPITAL AUTOMOTIVE

         Our primary business purpose is to own and lease real estate properties (land, buildings and other improvements) to operators of franchised automobile dealerships, motor vehicle service, repair or parts businesses and related businesses. In our prospectus, we use the term dealerships to refer to these types of businesses that are operated on our properties. Our strategy focuses on acquiring real estate used by multi-site, multi-franchised dealerships located primarily in major metropolitan areas throughout the United States.

         As of December 31, 1999, we had invested approximately $935.5 million in properties. As of December 31, 1999, we owned 230 properties located in 27 states, a total of approximately 1,292 acres of land containing approximately
8.0 million square feet of buildings and improvements. Our tenants operate 349 motor vehicle franchises on our properties, representing 39 brands of motor vehicles, including Acura, Audi, BMW, Buick, Cadillac, Chevrolet, Chrysler, Daewoo, Dodge, Dodge Trucks, Ford, Freightliner, GMC, GMC Truck, Honda, Hyundai, Infiniti, Isuzu, Jaguar, Jeep, Kia, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, Mitsubishi, Nissan, Oldsmobile, Plymouth, Pontiac, Porsche, Saab, Saturn, Subaru, Suzuki, Toyota, Volkswagen and Volvo.

         We focus on buying properties from third parties that have a long history of operating multi-site, multi-franchised dealerships. In our prospectus, we use the term dealer group to refer to a group of related persons and companies who sell us properties. We also use the terms dealer group, tenant or lessee to refer to the related persons and companies that lease our properties.

         We purchase properties in exchange for cash, units of limited partnership interest in Capital Automotive L.P., the assumption of existing debt, new debt, or a combination of all four. We generally lease our properties to established, creditworthy tenants, for a period of ten to 20 years. We usually give the tenant the option to renew the lease on the same terms and conditions for one or more additional periods of five to ten years each. We typically require our tenants to pay all operating expenses of the property, including all real estate taxes and assessments, utilities, insurance, repairs, maintenance and other expenses. This type of lease is commonly known as a triple-net lease.

         When we evaluate dealer groups and potential properties for purchase, we consider such factors as:

         -        the management and operating experience of the dealer group;

         - the adequacy of a dealer group's historical, current and forecasted cash flow to meet the operating needs of the business, expenses and lease payments or debt service obligations;

         -        the type of franchises operated by the dealer group;

         -        the value of the land, buildings and other improvements;

         - the construction quality, condition and design of the dealership buildings and other improvements located on the property;

         -        the geographic area in which the property is located; and

         -        the environmental condition of the real estate.

         We intend to acquire more properties. Those transactions may be structured in ways that are similar or different from those described above.

         We have, and will continue to, borrow funds to buy properties. As of December 31, 1999, we had mortgage indebtedness totaling $501.5 million, secured by approximately 200 properties, and we currently have a $50 million revolving secured credit facility from a financial institution, under which no amounts were outstanding. In addition, during December 1999, we entered into a commitment letter with a financial institution for a real estate financing relating to a $100 million secured credit facility. We also have had discussions with several financial institutions to obtain additional unsecured, partially secured or secured loans or credit facilities, the amount and terms of which have not been determined. We may also issue equity or debt securities, including preferred equity and senior or subordinated notes. These notes may be secured by properties or leases. We have adopted a policy to limit debt to approximately 65% of our assets. As of December 31, 1999, our debt was approximately 52% of our assets. This policy may be changed by our Board of Trustees at any time without shareholder approval.

         As a real estate investment trust, we acquire properties through our direct and indirect subsidiaries, including Capital Automotive L.P., and manage our business in a manner that is intended to be consistent with the requirements of the Internal Revenue Code and the regulations of the Internal Revenue Service that govern taxation of real estate investment trusts. We have paid, and expect to continue to pay, regular cash dividends to our shareholders. It also is our objective to provide our shareholders the opportunity for increased dividends from increasing annual rental income; to preserve and protect the investments of our shareholders; and to provide our shareholders with the opportunity to increase the value of their investments.

         Capital Automotive REIT is a self-administered and self-managed real estate investment trust, meaning that our trustees, officers and employees manage and administer our business. We closed our initial public offering of common shares and began generating rental income in February 1998. Our executive officers are Thomas D. Eckert, President and Chief Executive Officer; David S. Kay, Vice President and Chief Financial Officer; John M. Weaver, Vice President, Secretary and General Counsel; and Peter C. Staaf, Vice President and Treasurer.

         Our principal executive office is located at 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102. Our telephone number is (703) 288-3075.

                                 USE OF PROCEEDS

         We will not receive any proceeds from common shares offered and sold on redemption of units. We will not receive any proceeds from common shares sold by selling shareholders.

                          MARKET PRICE OF COMMON SHARES

         Our common shares have been trading on the Nasdaq National Market under the symbol "CARS" since February 13, 1998. We list below the high and low sales prices of our common shares as reported on the Nasdaq National Market and the distributions declared by us for the periods indicated.

                                                                  HIGH               LOW            DISTRIBUTION
                                                                  ----             ------           ------------
Fiscal year ended December 31, 1998
      First fiscal quarter (from February 13, 1998)              $19 3/4          $16 1/4              $0.076
      Second fiscal quarter                                       19 3/8           13 1/8               0.210
      Third fiscal quarter                                        15 3/4           10 7/8               0.270
      Fourth fiscal quarter                                       14 7/8          8 13/16               0.320

Fiscal year ending December 31, 1999

      First fiscal quarter                                       15 3/16           11 1/4               0.330
      Second fiscal quarter                                       13 3/4           11 3/8               0.340
      Third fiscal quarter                                        13 3/4               12               0.350
      Fourth fiscal quarter                                           14           11 5/8               0.360(1)

Fiscal year ending December 31, 2000

      First fiscal quarter (to January 18, 2000)                  12 1/2           10 5/8                --

--------------
(1) The Board of Trustees has declared a distribution of $0.36 per share payable on January 31, 2000 to shareholders of record on December 31, 1999.

         On January 18, 2000, the last reported closing sales price on the Nasdaq National Market was $11.625 per share and there were approximately 50 holders of record of our common shares.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         We are a Maryland real estate investment trust. Your rights as a shareholder are governed by the Code of Maryland, including Title 8 of the Corporations and Associations Article, and our Declaration of Trust and Bylaws. The following summary of the terms of our shares of beneficial interest is not complete. You should read our Declaration of Trust and Bylaws for more complete information.

AUTHORIZED SHARES

         Our Declaration of Trust allows us to issue up to 100 million common shares of beneficial interest, par value $.01 per share, and 20 million preferred shares of beneficial interest, par value $.01 per share. As of January 18, 2000, we had 21,607,415 common shares outstanding and no preferred shares outstanding.

         AUTHORITY OF THE BOARD OF TRUSTEES. Our Declaration of Trust allows our Board of Trustees to take the following actions without approval by you or other shareholders:

         - classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest;

         - set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of shares of beneficial interest; and

         - amend our Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest that we have authority to issue.

         However, if there are any laws or stock exchange rules which require us to obtain shareholder approval in order for us to take these actions, we will contact our shareholders to solicit that approval.

         We believe that the power of our Board of Trustees to issue additional shares of beneficial interest will provide us with greater flexibility in structuring possible future financings and acquisitions and in meeting other future needs. Although our Board of Trustees does not currently intend to do so, our Board has the ability to issue a class or series of beneficial shares that could have the effect of delaying or preventing a change of control that might involve a premium price for holders of common shares or otherwise be favorable to them.

         SHAREHOLDER LIABILITY. Under Maryland law, you will not be personally liable for any of our obligations solely because you are a shareholder. Under our Declaration of Trust you are not personally liable for our debts or obligations and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

COMMON SHARES

         All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable.

         As a shareholder, you will be entitled to receive distributions on the shares you own if our Board of Trustees authorizes a distribution out of our legally available assets. However, your right to receive these distributions may be affected by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our Declaration of Trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive distributions if funds are not available for distribution after we pay dividends to holders of preferred shares.

         You will also be entitled to receive distributions based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind up our operations. The amount you, as an individual shareholder, would receive in the distribution would be determined by your amount of beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all our known debts and liabilities and paid the holders of any preferred shares we may issue.

         VOTING RIGHTS. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. The right to vote is subject to the provisions of our Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, which we describe under "Restrictions on Ownership and Transfer," below. There is no cumulative voting in the election of our trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

         As a holder of a common share, you will not have any right to:

         -        convert your shares into any other security;

         -        have any funds set aside for future payments;

         -        require us to repurchase your shares; or

         - purchase any of our securities, if other securities are offered for sale, other than as a member of the general public.

         Subject to the terms of our Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as any other common share.

         According to the terms of our Declaration of Trust and Bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

         - intentional disqualification of us as a real estate investment trust or revocation of our election to be taxed as a real estate investment trust, which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter;

         - the election of trustees, which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present;

         - the removal of trustees, which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter;

         - the amendment of our Declaration of Trust by shareholders, which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Company's Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter;

         - our dissolution, which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter; and

         - the merger or consolidation of us with another entity or sale of all or substantially all of our property, which requires the approval of the Board of Trustees and an affirmative vote of a majority of all the votes entitled to be cast on the matter.

         Our Declaration of Trust permits the trustees by a two-thirds vote to amend our Declaration of Trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of you or other shareholders. Our Declaration of Trust also permits our Board of Trustees to amend the Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue without approval by you or other shareholders.

         Our common shares are traded on the Nasdaq National Market System under the trading symbol "CARS."

PREFERRED SHARES

         GENERAL. Preferred shares may be offered and sold from time to time, in one or more series, as authorized by our Board of Trustees. Our Board of Trustees is required by Maryland law and our Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. Our Board of Trustees has the power to set preferences, powers and rights, voting or other terms of preferred shares that are senior to, or better than, the rights of holders of common shares or other classes or series of preferred shares. The offer and sale of preferred shares could have the effect of delaying or preventing a change of control of us that might involve a premium price for holders of our common shares or otherwise be favorable to them.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

         - The 5/50 Rule, which provides that no more than 50% in value of a REIT's shares may be owned, actually or constructively, based on attribution rules in the Code, by 5 or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year. The 5/50 Rule first applied to us for 1999. Under the Code, individuals include certain tax-exempt entities except that qualified domestic pension funds are not generally treated as individuals.

         - If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a lessee of the REIT's property, the rent received by the REIT from the lessee will not be "qualifying income" for purposes of the REIT gross income tests of the Code.

         - A REIT's stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. This 100 owner rule also first applied to us for 1999.

         Our Board of Trustees believes it is essential for us to continue to qualify as a REIT. Therefore, our Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding common shares, preferred shares or any other series of capital stock. In this prospectus, the term "ownership limitation" is used to describe this provision of our Declaration of Trust.

         Any transfer of common or preferred shares will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares if, as a result of the transfer:

         - any person would own, directly or indirectly, common shares or preferred shares in excess of the ownership limitation;

         - the common shares and preferred shares would be owned by fewer than 100 persons, determined without reference to any rules of attribution;

         - we would be closely held, within the meaning of Section 856(h) of the Code; or

         - we would own, directly or constructively, 10% or more of the ownership interests in a tenant of our property, within the meaning of Section 856 (d) (2) (B) of the Code.

         AUTOMATIC TRANSFER OF SHARES TO TRUST. With certain exceptions described below, the common shares or preferred shares will be designated as shares-in-trust and transferred automatically to a trust, called the share trust, if any transfer of common shares or preferred shares would violate any of the four restrictions summarized above which cause the transfer to be null and void. The transfer to the share trust is effective as of the end of the business day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as shares-in-trust is referred to as the prohibited owner, and must deliver those shares to us for registration in the name of the share trust. We will designate a share trustee who is not affiliated with us. The beneficiary of the share trust will be one or more charitable organizations named by us.

         Any shares-in-trust remain issued and outstanding common shares or preferred shares and are entitled to the same rights and privileges as all other shares of the same class or series. The share trust receives all dividends and distributions on the shares-in-trust and holds such dividends and distributions in trust for the benefit of the beneficiary. The share trustee votes all shares-in-trust. The share trustee may also designate a permitted transferee of the shares-in-trust, subject to our right to purchase the shares-in-trust on the terms described in the following paragraph. The permitted transferee must purchase the shares-in-trust for valuable consideration and acquire the shares-in-trust without resulting in the transfer being null and void.

         The shares-in-trust are deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or (2) the market price per share on the date that we, or our designee, accept such offer. We may accept such offer for a period of ninety days after the later of (1) the date of the purported transfer which resulted in such shares-in-trust or (2) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

         The prohibited owner with respect to shares-in-trust must pay the share trust any dividends or distributions received by the prohibited owner if (1) the dividends or distributions are attributable to any shares-in-trust and (2) the record date for those dividends or distributions was on or after the date that such shares became shares-in-trust. Upon sale or other disposition of the shares-in-trust to a permitted transferee, the prohibited owner generally will receive, from the share trustee, the lesser of:

         - the price per share, if any, paid by the prohibited owner for the common shares or preferred shares, or if no amount was paid for such shares (e.g., if such shares were received through a gift or devise), the price per share equal to the market price (which is calculated as defined in our Declaration of Trust) on the date the shares were received; and

         - the price per share received by the share trustee from the sale of such shares-in-trust.

         Any amounts received by the share trustee in excess of the amounts paid to the prohibited owner will be distributed to the beneficiary. Unless sooner sold to a permitted transferee, upon our liquidation, dissolution or winding up, the prohibited owner generally will receive from the share trustee its share of the liquidation proceeds but in no case more than the price per share paid by the prohibited owner or, in the case of a gift or devise, the market price per share on the date such shares were received.

         Any person who acquires or attempts to acquire common shares or preferred shares which would be null and void under the restrictions described above, or any person who owned common shares or preferred shares that were transferred to a share trust, must (1) give immediate written notice to us of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.

         If a shareholder owns more than 5% of our outstanding common shares and preferred shares, then the shareholder must notify us of its share ownership by January 30 of each year.

         The ownership limitation generally does not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of our common shares. In addition, our Board of Trustees may exempt a person from the ownership limitation under certain circumstances and conditions. Our Board may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limit would result in the termination of our status as a REIT. The restrictions described above will continue to apply until (1) our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and (2) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

         We have waived the ownership limitation with respect to Friedman, Billings, Ramsey Group, Inc. and related persons to permit them to own our common shares.

         The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our common shares or preferred shares or otherwise be in the best interest of our shareholders. All certificates representing our common shares or preferred shares will bear a legend referring to the restrictions described above.

WARRANTS

         OUTSTANDING WARRANTS. As of December 31, 1999, we had warrants outstanding to acquire a total of 3,141,952 common shares. Warrants for a total of 2,691,952 common shares were exercisable by the holders on that date. Warrants for a total of 400,000 common shares will become exercisable for 25% of the common shares each year over a four-year period beginning on January 5, 2000. The warrant for the remaining 50,000 common shares will become exercisable beginning on January 31, 2000. We have issued the warrants under written warrant agreements. The exercise price of our common shares issuable under each outstanding warrant is $15.00 per common share. Warrants for a total of 2,741,952 common shares are for terms of five years. Warrants for a total of 400,000 common shares are for terms of 10 years. Under each warrant agreement, we are obligated to file a registration statement, after the warrant has been exercised by the holder, to register the common shares issued when the holder exercises the warrant if the holder so requests or if we file a registration statement for our own shares.

REGISTRATION RIGHTS AGREEMENTS

         Under various agreements, including the Partnership's partnership agreement, we have agreed to file registration statements that cover:

         - the resale of our common shares upon exchange of units issued in private placements at the time of and since our formation; and

         -        the resale of common shares upon exercise of warrants.

         We must use our best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common shares will increase the number of outstanding common shares and will increase our percentage ownership interest in the Partnership.

CERTAIN PROVISIONS OF MARYLAND LAW AND THE DECLARATION OF TRUST AND BYLAWS

         The following summary of certain provisions of the Maryland General Corporation Law and our Declaration of Trust and Bylaws is not complete. You should read the Maryland General Corporation Law and our Declaration of Trust and Bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in control. Also, the removal of trustees provision of our Declaration of Trust and the advance notice provisions of our Bylaws could have the effect of delaying or preventing a transaction or a change in control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of our common shares or otherwise benefits shareholders.

         BUSINESS COMBINATIONS. Maryland General Corporation Law prohibits us from entering into business combinations and other corporate transactions unless special actions are taken. The business combinations that require such special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an interested shareholder, as defined below. An interested shareholder is (1) any person who beneficially owns 10% or more of the voting power of our shares or (2) any affiliate which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question. We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving us that are exempted by our Board of Trustees before the interested shareholder becomes an interested shareholder.

         We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:

         1.       recommended by our Board of Trustees; and

         2.       approved by at least

                  a.       80% of our outstanding shares entitled to vote, and

                  b. two-thirds of our outstanding shares entitled to vote that are not held by the interested shareholder.

         Shareholder approval will not be required if our shareholders receive a minimum price, as defined in the statute, for their shares and the shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.

         CONTROL SHARE ACQUISITIONS. Our Declaration of Trust exempts acquisitions of shares of beneficial interest by any person from control share acquisition requirements discussed below. There is no assurance that such exemption will not be amended or eliminated in the future. If the exemption were eliminated, control share acquisitions would be subject to the following provisions.

         The Maryland General Corporation Law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless two-thirds of the shareholders, excluding shares owned by the acquirer, officers and trustees who are our employees, approve their voting rights.

         Control shares are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing our trustees,

         -        20% or more but less than one-third of our shares;

         -        one-third or more but less than a majority of our shares; or

         -        a majority of our outstanding shares.

         Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A control share acquisition means the acquisition of control shares, subject to statutory exceptions.

         If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Trustees to call a special meeting of shareholders to consider the voting rights of the control shares. We could also present the question at any shareholders meeting on our own.

         If this provision becomes applicable to us, subject to statutory conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer became entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value, as defined by statute.

         LIMITATION OF LIABILITY OF TRUSTEES AND OFFICERS. Our Declaration of Trust provides that, to the fullest extent that limitations on the liability of our trustees and officers are permitted by the Maryland General Corporation Law, no trustee or officer shall be liable to us or our shareholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of our trustees or officers for money damages except

         - to the extent anyone actually received an improper benefit or profit in money, property or services; or

         - a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

         INDEMNIFICATION OF TRUSTEES AND OFFICERS. Our Declaration of Trust and Bylaws permit us to indemnify any of our employees or agents. Our Bylaws require us to indemnify each trustee or officer who has been successful in defending any proceeding to which he or she is made a party by reason of his or her service. We have also entered into separate indemnification agreements with each of our trustees and certain of our executive officers. The agreements require that we indemnify our trustees and officers to the fullest extent permitted by Maryland General Corporation Law. The agreements also require us to indemnify and advance all expenses incurred by our trustees and officers seeking to enforce their indemnification agreements. We must also cover trustees and officers under our trustees' and officers' liability insurance. Although the existing indemnification agreements offer substantially the same scope of coverage as our Declaration of Trust and Bylaws, the agreements provide greater assurance to the trustees and officers that indemnification will be available because, as a contract, they cannot be modified unilaterally in the future by the Board of Trustees or by our shareholders.

         The Maryland General Corporation Law provides that we may indemnify our trustees and officers unless

         - our trustee or officer actually received an improper benefit or profit in money property or services;

         - the act or omission of our trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

         - in a criminal proceeding, our trustee or officer had reasonable cause to believe that the act or omission was unlawful.

         Our Bylaws require, as a condition to advancing expenses, (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) the written agreement of the trustee or officer to repay the amount paid by us if it is determined that the trustee or officer was not entitled to indemnification.

         MARYLAND ASSET REQUIREMENTS. To maintain our qualification as a Maryland real estate investment trust, we must hold, either directly or indirectly, at least 75% of the value of our assets in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade, short-term securities and receivables. We are also prohibited from using or applying land for farming, agricultural, horticultural or similar purposes.

         MEETINGS OF SHAREHOLDERS. Our Bylaws provide for annual meetings of shareholders to elect our board of trustees and transact such other business as may properly be brought before the meeting. Special meetings of our shareholders may be called by our President, our Board of Trustees or our Chairman of the Board and will be called at the request in writing of the holders of 50% or more of our outstanding shares of beneficial interest entitled to vote.

         Our Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each shareholder entitled to vote on the matter.

TRANSFER AGENT AND REGISTRAR

         Our transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

                    DESCRIPTION OF THE PARTNERSHIP AGREEMENT

         The following summary of the Partnership Agreement of Capital Automotive L.P., as currently in effect, including the descriptions of certain provisions described elsewhere in this prospectus, is qualified in its entirety by reference to the Partnership Agreement. We have filed the Partnership Agreement as an exhibit to this Registration Statement. You should read the Partnership Agreement for a complete description of all its terms.

MANAGEMENT

         The Partnership was formed as a Delaware limited partnership in October 1997. We are the sole general partner and the holder of a majority of the units of the Partnership. Under the Partnership Agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Partnership, subject to certain limited exceptions. The limited partners of the Partnership generally have no authority to participate in or exercise control or management power over the business and affairs of the Partnership.

INDEMNIFICATION

         The Partnership provides for indemnification of us, as general partner, our officers and trustees and such other persons as we may designate, to the same extent indemnification is provided in our Declaration of Trust. Our liability and the liability of our officers and trustees to the Partnership are limited to the same extent as under our Declaration of Trust.

TRANSFERABILITY OF INTERESTS

         The Partnership Agreement generally provides that we may not voluntarily withdraw from the Partnership, or transfer or assign our interest in the Partnership. The limited partners, on the other hand, may transfer their units if the Partnership consents and the transfer does not violate federal and state securities laws or REIT qualification rules under the Code. The limited partners may also transfer units to a qualified transferee as described in the Partnership Agreement. No transferee may become a substituted limited partner without our consent.

EXTRAORDINARY TRANSACTIONS

         Except as permitted under the Partnership Agreement, we may not (1) engage in any merger, consolidation or other combination, (2) sell all or substantially all of our assets, or (3) reclassify, recapitalize or change our outstanding common shares. These transactions are referred to as business combinations.

         The Partnership Agreement permits us to participate in a business combination if the holders of units will receive the same consideration per unit or preferred unit, if any, as shareholders receive per common share or preferred share, and no more than 75% of the equity securities of the acquiring person will be owned by us or related persons. If there is an offer to purchase, tender or exchange common shares, each holder of units will be able to exchange its units for the greatest amount of cash, securities or property that a limited partner would have received had he redeemed his units for common shares, and then accepted the sale, tender or exchange offer for those shares.

         The Partnership Agreement also permits us to merge into or consolidate with another person if, immediately after the merger or consolidation, substantially all of the assets of the successor person are contributed to the Partnership as a capital contribution in exchange for units and the surviving person agrees to assume the obligations of the general partner.

OFFERS AND SALES OF ADDITIONAL UNITS

         Since its formation, the Partnership has issued and will continue to issue additional units. The Partnership may also issue additional units representing general partnership interests, common limited partnership interests or preferred limited partnership interests of any class or series, with such rights, powers and preferences as the general partner sets.

CAPITAL CONTRIBUTIONS AND ADDITIONAL FUNDS

         If the Partnership requires additional funds at any time, then we, to the extent consistent with our REIT status, may borrow such funds from a lender and lend such funds to the Partnership on comparable loan terms. We may also give the Partnership additional funds by making additional capital contributions in return for units. If we sell additional securities, we will contribute the net proceeds to the Partnership by making additional capital contributions. If we contribute additional capital to the Partnership, our limited partnership interest in the Partnership will increase on a proportionate basis based upon the amount of the additional capital contributed. If the additional capital contribution arises from the sale of securities, we will receive units of limited partnership interest with rights comparable to the rights of the securities that were sold by us. If our limited partnership interest increases, the limited partnership interests of the limited partners will decrease proportionately.

LIMITED PARTNER REDEMPTION RIGHTS

         Under the Partnership Agreement, each limited partner has the right to require the Partnership to redeem part or all of his units for cash after a specified holding period that is at least one year from the date such units were first acquired by the limited partner. We may elect to assume the obligations of the Partnership and may acquire the units for common shares on a one-for-one basis. The number of common shares that could be issued to these holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuances of certain rights, certain extraordinary distributions and similar events.

         The Partnership can refuse or delay a redemption if it would cause any person to violate any ownership limitation or provision of our Declaration of Trust or otherwise jeopardize our status as a REIT. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

         The holders of units have been given registration rights requiring us to register the re-sale of any common shares issued in exchange for units.

TAX MATTERS

         As provided in the Partnership Agreement, we are the tax matters partner of the Partnership. Accordingly, we make whatever tax elections must be made under the Code. The net income or net loss of the Partnership will generally be allocated to us and the limited partners in accordance with priorities of distribution. See "Federal Income Tax Consequences -- Tax Aspects of the Company's Investments in the Partnership and Subsidiary Partnerships."

DISTRIBUTIONS

         Subject to the terms of any preferred units, the Partnership distributes cash on a quarterly basis (or, if we elect, more frequently), to its limited partners in accordance with their respective percentage interests in the Partnership.

OPERATIONS

         The Partnership Agreement requires that the Partnership operate in a manner that will enable us to satisfy the requirements for classification as a REIT and to ensure that we will not be classified as a publicly traded partnership under the Code. Under the Partnership Agreement, except as otherwise provided, the Partnership will also assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the ownership of interests and operation of the Partnership.

DUTIES AND CONFLICTS

         The Partnership Agreement provides generally that all of our business activities must be conducted through the Partnership.

TERM

         The term of the Partnership continues until December 31, 2073, or until sooner dissolved upon the occurrence of certain events.

                               REDEMPTION OF UNITS

TERMS OF REDEMPTION OF UNITS

         On December 7, 1998, the Partnership closed the sale of 264,294 units, and on January 8, 1999, the Partnership closed the sale of 5,133 units, to the prior owners of, or to persons related to the entities that owned, certain properties. The Partnership issued these units as consideration for the contribution of these properties to the Partnership. Information about the properties, date of contribution, the date the units become exchangeable and the number of units that were sold by the Partnership is set forth below:


                                                                                           Date First      Number
      Unitholder                 Dealership              Property     Contribution Date   Exchangeable    of Units
      ----------                 ----------              --------     -----------------   ------------    --------
Security Holdings,     Brad Fenton Motors, Inc.        McAlester, OK  December 7, 1998   January 31, 2000  264,294
Inc.                   Ada Ford-Lincoln-Mercury, Inc.  Ada, OK

M.B. Holdings, L.P.    Park Place Motor Cars, Ltd.     Dallas, TX     January 8, 1999    January 8, 2000   2,567
                                                                                         January 8, 2001   2,566(1)

----------------
(1) This prospectus and the underlying registration statement of which it forms a part do not register the 2,566 common shares to be issued upon redemption of the 2,566 units which are redeemable beginning on January 8, 2001 or the subsequent resale of such common shares.

         Beginning on January 31, 2000, the holder of 264,294 units, and beginning on January 8, 2000, the holder of 2,567 units, can cause the Partnership to redeem the units for cash. We have the right to assume the obligations of the Partnership to redeem units and may redeem the units for cash or may issue common shares for units on a one-for-one basis, subject to adjustment. The number of common shares that could be issued to these holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuances of certain rights, certain extraordinary distributions and similar events.

         We will only issue our common shares if (1) a holder decides to redeem his units, (2) we decide to assume the Partnership's redemption obligation, and
(3) we decide to offer and sell common shares. We are also now registering the resale of such common shares for the recipients, if and when such shares are offered and sold.

         A holder of units must deliver a notice of redemption to the Partnership. That holder will have the right to receive an amount of cash from the Partnership equal to the "cash amount," as defined in the Partnership Agreement. The cash amount will be determined as of the date that the Partnership receives the notice of redemption. If the common shares are then quoted on the Nasdaq National Market or are listed on a national securities exchange, the cash amount will be the average of the daily sale prices of common shares for the 20 consecutive trading days immediately preceding the five trading days prior to the date that the Partnership received the notice of redemption. If we elect to redeem the units for common shares, the holder will have no right to receive cash.

         We will deliver duly authorized, validly issued, fully paid and nonassessable common shares, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the Declaration of Trust and Bylaws or under applicable state and federal securities laws, on redemption of units. The common shares that we deliver will be subject to the terms of the registration rights that relate to those shares.

CERTAIN CONDITIONS TO THE EXCHANGE

         If we decide to assume the Partnership's obligation to redeem units and to offer common shares in exchange for such units, we will issue those common shares to a redeeming holder promptly upon receipt of a notice of redemption unless:

         - a redemption would cause a holder or any other person to violate the restrictions on ownership and transfer provisions of our Declaration of Trust;

         - a redemption is for less than 1,000 units, or if the redeeming holder holds less than 1,000 units, the redemption is for less than all of the holder's units;

         - the redeeming holder has delivered more than four notices of redemption during a calendar year; or

         - a redemption would cause the Partnership to be a "publicly traded partnership" under Section 7704 of the Code.

         The redeeming holder will have no right to receive any Partnership distribution on any units that have been tendered for redemption if the record date for such distribution is on or after a date that is 30 days after the date of the notice of redemption to the Partnership.

         Any attempted exchange in violation of any of the above conditions will have no effect.

         We will not issue common shares in exchange for units if the issuance of the common shares would:

         - cause any person to own, directly or indirectly, common shares in excess of 9.9% of our outstanding common shares;

         - cause our common shares to be owned by fewer than 100 persons, determined without reference to any rules of attribution;

         - cause us to be closely held within the meaning of Section 856(h) of the Code;

         - cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our property, within the meaning of Section 856(d)(2)(B) of the Code;

         -        otherwise violate our Declaration of Trust or Bylaws; or

         - be integrated with any other distribution of our shares of beneficial interest for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

            COMPARISON OF CAPITAL AUTOMOTIVE REIT AND THE PARTNERSHIP

         Generally an investment in our common shares is economically equivalent to an investment in the units of the Partnership. Currently, only our common shares and units of the Partnership are outstanding. Holders of our common shares and holders of units receive similar distributions.

         However, there are also differences between ownership of units and ownership of our common shares, some of which may be material to investors. The information below highlights a number of the significant differences between us and the Partnership, including form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of units in understanding how their investment will be changed if they receive our common shares on redemption of their units. This discussion is only a summary and does not constitute a complete discussion of these matters. Holders of units should carefully review the balance of our prospectus and the registration statement of which this prospectus is a part for additional important information.

FORM OF ORGANIZATION AND ASSETS OWNED

         The Partnership is organized as a Delaware limited partnership. The Partnership owns interests in properties and its subsidiary partnerships and limited liability companies. The Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. However, business must be conducted in a manner that permits us to qualify as a REIT unless we otherwise cease to qualify as a REIT.

         We are a Maryland real estate investment trust. We have elected and intend to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 1998. We intend to maintain our qualification as a REIT. Our primary asset is our interest in the Partnership, the Partnership subsidiaries and in our direct subsidiaries, which gives us an indirect investment in the properties and subsidiaries of the Partnership. Under our Declaration of Trust, we may engage in any lawful activity permitted under Maryland law in furtherance of our purpose of performing any and all activities that are lawful for a Maryland real estate investment trust. However, under the Partnership Agreement, we, as general partner, may not conduct any business except through the Partnership or for its benefit.

ADDITIONAL EQUITY

         The Partnership may issue units (which are substantially equivalent to our common shares), preferred units and other partnership interests (including partnership interests of different series or classes that may be senior to units) in exchange for additional capital contributions, on terms that we determine, as the Partnership's sole general partner. In exchange for capital contributions, the Partnership may issue units, preferred units and other partnership interests to us, may issue units, preferred units and other partnership interests to existing limited partners and others, and may admit third parties as additional limited partners. As long as the Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to the Partnership in exchange for units, preferred units or other partnership units whose terms will mirror the terms of the securities that we sell to raise such capital.

         Our Board of Trustees may, in its discretion, authorize the offer and sale of additional common shares or preferred shares (including shares of different series or classes that may be senior to common shares). Our Board may authorize shares in any class and series and may set the terms, preferences, rights and privileges of our shares. Our Board or a committee may also set the offering price for our shares. Our Declaration of Trust also permits our Board to increase the aggregate number of shares or the number of shares of any class or series without any action by our shareholders.

         We may also raise capital by selling debt securities or entering into loan or financing arrangements with third parties. Properties of Partnership subsidiaries have been pledged, and other properties and assets of the Partnership or its subsidiaries may also be pledged as security for such debt. We will contribute any borrowed funds to the Partnership as a loan, except in limited circumstances described in the Partnership Agreement. The terms of the indebtedness of the Partnership will be equivalent to the terms of our debt.

MANAGEMENT CONTROL

         We exercise all management powers over the business and affairs of the Partnership as the general partner. No limited partner of the Partnership has any right to participate in or exercise control or management power over the business and affairs of the Partnership. We cannot be removed as general partner by the holders of units with or without cause.

         We are managed under the direction of our Board of Trustees. We are required under our Declaration of Trust to hold an annual meeting for the election of trustees. Our Board of Trustees may alter or eliminate business policies without a vote of the shareholders. Accordingly, except for their vote in the election of trustees, shareholders have no control over our policies.

VOTING RIGHTS

         GENERAL. We generally may amend the Partnership Agreement as we deem necessary, without the consent of limited partners. As a limited partner, you will have the right to vote on the following amendments to the Partnership Agreement, which require the consent of limited partners, other than us in our capacity as a limited partner, holding at least two-thirds of the equity ownership of the Partnership:

         - an amendment affecting the operation of the redemption right or conversion formula for units, except as provided in the Partnership Agreement, in a manner adverse to the limited partners;

         - an amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them, other than with respect to the issuance of additional units pursuant to Section 4.02 of the Partnership Agreement;

         - an amendment that would alter the Partnership's allocations of profit and loss to the limited partners in a manner adverse to limited partners, other than with respect to the issuance of additional units pursuant to Section 4.02 of the Partnership Agreement;

         - an amendment that would impose on the limited partners any obligation to make additional capital contributions to the Partnership;

         - an amendment to Section 8.07 of the Partnership Agreement (which provides for certain registration rights) in a manner adverse to any limited partner; and

         - an amendment to Article XI of the Partnership Agreement relating to when limited partner consent is required.

         Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. The right to vote is subject to the provisions of our Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, which are described under "Description of Shares of Beneficial Ownership -- Restrictions on Ownership and Transfer." There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

         Under our Declaration of Trust and Bylaws and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast on the matter at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast on the matter:

         - our intentional disqualification as a real estate investment trust or revocation of our election to be taxed as a real estate investment trust, which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter;

         - the election of trustees, which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present;

         - the removal of trustees, which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter; and

         - the amendment of our Declaration of Trust by shareholders, which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under circumstances specified in our Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

         Our Declaration of Trust permits our trustees by a two-thirds vote to amend our Declaration of Trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of our shareholders. Our Declaration of Trust permits our Board of Trustees to amend our Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue without approval by shareholders.

         VOTE REQUIRED TO DISSOLVE CAPITAL AUTOMOTIVE REIT OR THE PARTNERSHIP. Limited Partners will have no right to vote to dissolve the Partnership. Under the Partnership Agreement, the Partnership will dissolve upon any of the following events:

         -        the bankruptcy of the general partner;

         - 90 days after the sale or disposition of all or substantially all of the assets of the Partnership;

         -        the redemption of all limited partnership interests; or

         -        our election, as general partner, to dissolve the Partnership.

         Under our Declaration of Trust, our shareholders may elect to terminate our existence upon the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

         VOTE REQUIRED TO SELL ASSETS OR MERGE. Under the Partnership Agreement, the disposition of all or substantially all of the Partnership's assets or merger or consolidation of the Partnership requires the consent of limited partners, including our approval in our capacity as a limited partner, holding at least two-thirds of the equity ownership of the Partnership. The sale of less than all or substantially all of the properties and assets of the Partnership does not require the approval of the limited partners. We hold a majority of limited partnership interests in the Partnership.

         Under our Declaration of Trust, the sale of all or substantially all of our assets or a merger or consolidation requires the approval of our Board of Trustees and the holders of a majority of all votes entitled to be cast on the matter. The sale of less than 90% of our total assets within a 12-month period does not require the approval of our shareholders.

DUTIES OF GENERAL PARTNER AND TRUSTEES

         Under Delaware law, we, as general partner, have a duty of care to the Partnership and are accountable to the Partnership as a fiduciary. Consequently, we are required to exercise good faith in all of our dealings with respect to partnership affairs. However, under the Partnership Agreement, we, and our officers and trustees, are not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or acts or omissions if we, or they, acted in good faith.

         Under our Declaration of Trust, our trustees must perform their duties in good faith. Any determination made in good faith by our Board concerning its powers and authority will be conclusive.

MANAGEMENT LIABILITY AND INDEMNIFICATION

         As a matter of Delaware law, we, as the general partner, have liability for the payment of the obligations and debts of the Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the Partnership Agreement, the Partnership has agreed to indemnify us, certain other persons, and our officers and trustees, for any and all losses, claims, damages, liabilities, joint or several; expenses, including reasonable legal fees and expenses; judgments; fines; settlements; and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership, unless it is established that:
(1) our act or omission, or the act or omission of any officer or trustee, was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) we, or the officer or trustee, actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, we, or the officer or trustee, had reasonable cause to believe that the act or omission was unlawful. Any indemnification is payable only out of the assets of the Partnership.

         The reasonable expenses incurred by an indemnitee may be reimbursed by the Partnership before the final disposition of the proceeding. First, however, the indemnitee must deliver to the Partnership an affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking that the indemnitee shall repay the amount if it is determined that such standard was not met.

         Our Declaration of Trust contains a provision which eliminates the liability of our trustees and officers and shareholders to the fullest extent permitted by Maryland law, as in effect from time to time. The Bylaws provide indemnification to trustees and officers to the maximum extent permitted by Maryland law, as in effect from time to time. This indemnification generally operates to the same extent that the trustees and officers have indemnification rights under the Partnership Agreement (in their capacity as officers and trustees of the general partner of the Partnership) as described above.

         We and the Partnership may also indemnify costs and expenses of shareholders, employees and agents to the maximum extent permitted by law and authorized by our trustees.

ANTI-TAKEOVER PROVISIONS

         Except in limited circumstances (see "-- Voting Rights"), we have exclusive management power over the business and affairs of the Partnership. We may not be removed as general partner by the limited partners with or without cause. A limited partner generally may not transfer its units without our consent unless:

         - the transfer is a result of the exercise of a redemption right;

         - the transfer is to an affiliate, subsidiary or successor-in-interest of a limited partner organized as a corporation or other business entity; or

         - the transfer is for donative purposes to an immediate family member or trust owned by the limited partner or his immediate family members.

         The limited partners may pledge units as collateral for any borrowing from an institutional lender with our consent.

         Our Declaration of Trust and Bylaws contain a number of provisions that may delay or discourage an unsolicited proposal for an acquisition involving us and may prevent or delay the removal of incumbent trustees or management. These provisions include:

         - authorized shares that may be issued as preferred shares in the discretion of our Board of Trustees, with voting or other rights superior to the common shares;

         - a requirement that trustees be removed only for cause, only at a meeting of shareholders and only by the affirmative vote of two-thirds of the aggregate number of votes then outstanding and entitled to vote generally in the election of our trustees; and

         - provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

         Maryland law also contains certain provisions which could delay, defer or prevent a change of control or other transaction. See "Description of Share of Beneficial Interest -- Certain Provisions of Maryland Law and the Declaration of Trust and Bylaws."

COMPENSATION, FEES AND DISTRIBUTIONS

         We do not receive any compensation for our services as general partner of the Partnership. As a partner in the Partnership, however, we have the same right to receive pro rata allocations and distributions as other partners of the Partnership. In addition, the Partnership generally will reimburse us for all expenses incurred relating to our ongoing operation and business and any offering of additional partnership interests in the Partnership. The Partnership will also pay the compensation of our officers and employees providing services to the Partnership.

         Our officers and outside trustees receive compensation for their services.

LIABILITY OF LIMITED PARTNERS AND SHAREHOLDERS

         Under the Partnership Agreement and applicable Delaware law, a holder of units or exchangeable preferred units generally is not liable for the Partnership's debts and obligations unless the holder participates in the control of the Partnership business. Any limited partner who receives distributions that the limited partner knows have been made in violation of applicable Delaware law is liable to the Partnership for the amount of the distribution.

         Under our Declaration of Trust, our shareholders are not personally liable for our debts or obligations and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

LIQUIDITY

         We may not transfer or assign any of our general partnership interest or withdraw as a general partner except as a result of certain extraordinary transactions such as a merger, consolidation or other combination or sale of all or substantially all Partnership assets (which requires the consent of limited partners). We may not transfer our units except to a successor general partner with the consent of limited partners (other than us, in our capacity as limited partner) holding a majority in interest of the limited partners. We have agreed that we will hold at least a 20% ownership interest in the Partnership at all times.

         A limited partner may generally not transfer its units without our consent unless:

         - the transfer is a result of the exercise of a redemption right;

         - the transfer is to an affiliate, subsidiary or successor-in-interest of a limited partner organized as a corporation or other business entity; or

         - the transfer is for donative purposes to an immediate family member or trust owned by the limited partner or his immediate family members.

         The limited partners may pledge units as collateral for any borrowing from an institutional lender with our consent.

         The common shares received by a unitholder on redemption will be freely transferable as registered securities under the Securities Act, subject to prospectus delivery and other requirements for registered securities under federal or state law.

TAXES

         The Partnership is not subject to federal income taxes. Instead, each holder of units includes his allocable share of the Partnership's taxable income or loss in determining his individual federal income tax liability. The maximum effective federal tax rate for individuals under current law is 39.6%.

         Income and loss from the Partnership generally are subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Partnership that is considered "passive activity" generally can be offset only against income and loss from other investments that constitute "passive activities," unless the Partnership is considered a "publicly traded partnership," in which case income and loss from the Partnership can be offset only against other income and loss from the Partnership.

         Cash distributions from the Partnership are not taxable to a holder of units except to the extent they exceed such holder's basis in his interest in the Partnership, which includes such holder's allocable share of the Partnership's debt.

         Each year, holders of units receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

         Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states.

         We have elected and intend to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our shareholders, which effectively will reduce the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends.

         Distributions paid by us are treated as "portfolio" income and cannot be offset with losses from "passive activities."

         Distributions made by us to our taxable domestic shareholders out of current or accumulated earnings and profits are taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits that are not designated as capital gain dividends are treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in our common shares, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends generally are taxed as gains from the sale or exchange of a capital asset held for more than one year, to the extent they do not exceed our actual net capital gain for the taxable year. We may elect to require our shareholders to include our undistributed net capital gains in their income. If we so elect, shareholders would include their proportionate share of such gains in their income and be deemed to have paid their share of the tax paid by us on such gains. Each year, shareholders will receive Form 1099, the form of which is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally are not required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following sections summarize the federal income tax issues that you, as a redeeming limited partner and potential shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt U.S. Shareholders" below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below).

         The statements in this section are based on the current federal income tax laws governing the Company's qualification as a REIT. The Company cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         The Company urges you to consult your own tax advisor regarding the specific tax consequences to you of redeeming your units and of the Company's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

TAX CONSEQUENCES OF REDEMPTION

         The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his right to require the Partnership to redeem his units.

         TAX TREATMENT OF REDEMPTION OF UNITS. If the Company assumes the redemption obligation and purchases units from a limited partner, the Partnership Agreement provides that the redemption will be treated by the Company, the Partnership, and the redeeming limited partner as a sale of units by the limited partner to the Company. The sale will be fully taxable to the limited partner, and he will realize for tax purposes an amount equal to the sum of the cash or the value of the common shares received in exchange for the units, plus the amount of any partnership liabilities allocable to the redeemed units at the time of the purchase.

         If the Company does not elect to assume the obligation to redeem a limited partner's units, then the Partnership will redeem the units for cash. If the Partnership redeems the units for cash contributed by the Company, the redemption likely would be treated for tax purposes as a sale of such units in a fully taxable transaction. In that event, the redeeming partner will realize an amount equal to the sum of the cash received in connection with the redemption, plus the amount of any partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If the Partnership redeems units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Partnership redeems less than all of the units owned by a limited partner, the limited partner would not be permitted to recognize any loss occurring on the transaction. The limited partner would recognize taxable gain only to the extent that the sum of the cash and the amount of any partnership liabilities allocable to the redeemed units exceeds his adjusted basis in all of his units immediately before the redemption.

         TAX TREATMENT OF DISPOSITION OF UNITS BY LIMITED PARTNER GENERALLY. If a unit is redeemed in a manner that is treated as a sale of the unit, or if a limited partner otherwise disposes of a unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such unit. See "--Basis of Units."

         Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., common shares) received, plus the amount of any partnership liabilities allocable to the unit sold. To the extent that the amount realized exceeds the limited partner's basis in the unit sold, the limited partner will recognize gain. The amount of gain recognized, or the tax liability resulting from such gain, could exceed the amount of cash and the value of any other property received during the sale.

         Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. However, the excess of (A) the amount realized upon the sale of a unit that is attributable to a limited partner's share of the Partnership's "unrealized receivables" (as defined in Section 751 of the Code) over (B) the basis attributable to those assets will be ordinary income. Unrealized receivables include, to the extent not previously included in the Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a unit.

         BASIS OF UNITS. In general, if a limited partner is treated as having received units upon liquidation of a partnership, he will have an initial tax basis in his units ("Initial Basis") equal to his basis in his interest in the liquidated partnership. Similarly, in general, if a limited partner received his units in exchange for a contribution of a partnership interest or other property to Partnership, he will have an Initial Basis equal to his basis in the contributed partnership interest or other property.

         A limited partner's Initial Basis generally is increased by (1) his share of the Partnership's income and (2) increases in his share of the Partnership's liabilities (including any increase in his share of liabilities occurring in connection with the transactions resulting in the issuance of the units).

         Generally, a limited partner's basis in his units is decreased (but not below zero) by (1) his share of the Partnership's distributions, (2) decreases in his share of the Partnership's liabilities (including any decrease in his share of liabilities occurring in connection with the transactions resulting in the issuance of the units), (3) his share of the Partnership's losses and (4) his share of the Partnership's nondeductible expenditures that are not chargeable to capital.

         POTENTIAL APPLICATION OF DISGUISED SALE REGULATIONS TO A REDEMPTION OF UNITS. There is a risk that a redemption of units may cause the limited partner's original transfer of property to the Partnership in exchange for units to be treated as a "disguised sale" of property.

         The Code and the related Treasury Regulations (the "Disguised Sale Regulations") generally provide that, unless an exception applies, if (A) a partner contributes property to a partnership and (B) a partnership at the same time or afterwards transfers money or other consideration (including the assumption of or taking subject to a liability) to the partner, then the transaction will be presumed to be a sale, in whole or in part, of the property by the partner to the partnership.

         The Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will, when viewed together, be presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that, if two years have passed between the contribution of property and the transfer of money or other consideration from the partnership to a partner, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. A Disguised Sale may exist in cases in which the transfers are not made simultaneously only if based on all the facts and circumstances the later transfer is not dependent on the entrepreneurial risks of partnership operations.

         Accordingly, if the Partnership redeems a unit, the Internal Revenue Service could argue that the Disguised Sale Regulations apply, because the redeeming limited partner will receive cash or common shares after he has contributed property to the Partnership. If the Internal Revenue Service were to take such a position and sustain it in court, the original issuance of the units could be taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

TAXATION OF THE COMPANY

         The Company elected to be taxed as a REIT under the federal income tax laws when it filed its 1998 tax return. The Company has operated in a manner intended to qualify as a REIT and it intends to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         In the opinion of the Company's tax counsel, Shaw Pittman, (1) the Company qualified as a REIT under section 856 through 859 of the Code with respect to the Company's taxable years ended through December 31, 1999; and (2) the Company is organized in conformity with the requirements for qualification as a REIT under the Code and its current method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years, provided that the Company has operated and continues to operate in accordance with various assumptions and factual representations made by the Company concerning its business, properties and operations. The Company may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. The Company's qualification as a REIT depends on its ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that the Company earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. Shaw Pittman has relied on the Company's representations regarding its operations and has not and will not monitor the Company's compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the Company's actual operating results have satisfied or will satisfy the qualification tests. For a discussion of the tax treatment of the Company and its shareholders if the Company fails to qualify as a REIT, see "-- Failure to Qualify."

         If the Company qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

         - the Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned;

         - the Company may be subject to the " alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders;

         - the Company will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

         - the Company will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions");

         - if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification -- Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability;

         - if the Company fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed;

         - the Company may elect to retain and pay income tax on its net long-term capital gain; or

         - if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., basis determined by reference to the C corporation's basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset.

         - The rule described in this paragraph will apply assuming that the Company makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

REQUIREMENTS FOR REIT QUALIFICATION

         In order to qualify as a REIT, the Company must be a corporation, trust or association that meets the following requirements:

         1.       it is managed by one or more trustees or directors;

         2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         3. it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

         4. it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

         5. at least 100 persons are beneficial owners of its shares or ownership certificates;

         6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

         7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

         8. it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the related Treasury Regulations; and

         9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

         The Company must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company was not required to meet requirements 5 and 6 during 1998. If the Company complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of the Company in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         The Company believes it has issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, the Company's Declaration of Trust restricts the ownership and transfer of the common shares so that the Company should continue to satisfy requirements 5 and 6. The provisions of the Declaration of Trust restricting the ownership and transfer of the common shares are described in "Description of Shares of Beneficial Ownership -- Restrictions on Ownership and Transfer."

         The Company currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. The Company believes its direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

         A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which the Company has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of the Company for purposes of applying the various REIT qualification requirements.

INCOME TESTS

         The Company must satisfy two gross income tests annually to maintain its qualification as a REIT:

         - At least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes "rents from real property," interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

         - At least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test").

         The following paragraphs discuss the specific application of these tests to the Company.

         RENTAL INCOME. The Partnership's primary source of income derives from leasing properties to dealer groups. The leases generally are on a "triple-net" basis, which require the lessees to pay substantially all expenses associated with the operation of the properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments.

         Rents under the leases will constitute "rents from real property" only if the leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (1) the intent of the parties; (2) the form of the agreement; (3) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (4) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risks of increases in operating expenses or the risk of damage to the property); and (5) the extent to which the property owner retains the burdens and benefits of ownership of the property.

         Capital Automotive Group believes that each lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

         1. Capital Automotive Group and the lessees intend for each relationship with the Partnership to be that of a lessor and lessee and such relationship will be documented by lease agreements;

         2. the lessees will have the right to exclusive possession and use and quiet enjoyment of the properties during the term of the leases;

         3. the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the properties, and will dictate how the properties are operated, maintained, and improved;

         4. the lessees will bear all of the costs and expenses of operating the properties during the terms of the leases;

         5. the lessees will benefit from any savings in the costs of operating the properties during the terms of the leases;

         6. the lessees will generally indemnify Capital Automotive Group against all liabilities imposed on Capital Automotive Group during the term of the leases by reason of (a) injury to persons or damage to property occurring at the properties, or
                  (b) the lessees' use, management, maintenance or repair of the properties;

         7. the lessees are obligated to pay fixed rent for the period of use of the properties;

         8. the lessees stand to reap substantial gains (or incur substantial losses) depending on how successfully they operate the properties;

         9. the useful lives of the properties are significantly longer than the terms of the leases; and

         10. Capital Automotive Group will receive the benefit of increases in value, and will bear the risk of decreases in value, of the properties during the terms of the leases.

         If the IRS were to challenge successfully the characterization of the leases as true leases, the Partnership would not be treated as the owner of the property in question for federal income tax purposes and the Partnership would lose tax depreciation and cost recovery deductions with respect to such property, which in turn could cause the Company to fail to qualify as a REIT. See "-- Distribution Requirements."

         Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the leases that address whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose REIT status. Capital Automotive Group received an opinion of counsel at the time of its initial public offering that the leases entered into at that time were true leases. The Company has also received an opinion of Shaw Pittman that the leases entered into as of the date hereof are true leases. Such opinions are not binding on the IRS. Capital Automotive Group will use its best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a "true lease " and the Partnership will be treated as the owner of the property in question for federal income tax purposes and has generally entered into leases substantially similar to those entered into at the time of the initial public offering. The Company will not seek an advance ruling from the IRS and does not intend to seek an opinion of counsel that it will be treated as the owner of any other leased properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

         In addition, rent that the Partnership receives from real property that it owns and leases to lessees will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:

         - The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements.

         - Neither the Company nor someone who owns 10% or more of the Company's shares may own 10% or more of a lessee from whom the Partnership receives rent. The ownership of the Company and a lessee is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with lessees who, through application of such rules, will constitute "Related Party Tenants." In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. The Partnership will use its best efforts not to rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT. The Company believes that the Partnership has not leased property to any Related Party Tenant.

         - The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. In general, the Partnership has not leased personal property under its current leases. If any incidental personal property has been leased, Capital Automotive Group believes that rent from the personal property would be less than 15% of total rent from that lease. If the Partnership were to lease personal property in connection with a future lease, Capital Automotive Group intends to satisfy the 15% test described above.

         - Capital Automotive Group generally must not operate or manage its property or furnish or render services to its lessees, other than through an "independent contractor" who is adequately compensated and from whom Capital Automotive Group does not derive revenue. Capital Automotive Group may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Capital Automotive Group may render directly a de minimis amount of "non-customary" services to the lessees of a property without disqualifying the income as "rents from real property," as long as its income from the services does not exceed 1% of its income from the related property. Capital Automotive Group has not provided services to leased properties itself or through an independent contractor. In the future, Capital Automotive Group intends that any services provided will not cause rents to be disqualified as rents from real property.

         Based on the foregoing, the Company believes that rent from leases should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

         On an ongoing basis, the Company will use its best efforts not to cause the Partnership to:

         - charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

         - rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT;

         - derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

         - perform services considered to be rendered to the occupant of the property, unless such services generate rents not in excess of 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom the Company derives no revenue or if the provisions of such services will not jeopardize the Company's status as a REIT.

Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing.

         INTEREST INCOME. Capital Automotive Group may offer financing to dealer groups for the development of property used by dealerships and earn interest with respect to such financings. For purposes of the 75% and 95% gross income tests, amounts received or accrued (directly or indirectly), which are based in whole or in part on the income or profits of any person are generally not treated as interest. An amount received or accrued will generally be treated as interest even if it is based (1) on a fixed percentage or percentages of receipts or sales or (2) on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, but only to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

         Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income tests. However, if Capital Automotive Group receives interest income with respect to a loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date Capital Automotive Group acquired the loan, the interest income from the loan will be apportioned between the real property and the other property. This apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test. The Company intends to structure any such financing arrangement such that it will continue to qualify as a REIT.

         TAX ON INCOME FROM PROPERTY ACQUIRED IN FORECLOSURE. The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property:

         - that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on an indebtedness owed to the REIT secured by the property;

         - for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

         - for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

         - the last day of the third taxable year following the taxable year in which the Partnership acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

         - the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

         - the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

         - the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

         TAX ON PROHIBITED TRANSACTIONS. A REIT will incur a 100% tax on net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Capital Automotive Group believes that none of its assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. If Capital Automotive Group determines that an asset is held primarily for sale to customers in the ordinary course of business, Capital Automotive Group will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. Capital Automotive Group may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         RELIEF FROM CONSEQUENCES OF FAILING TO MEET INCOME TESTS. If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The Company may not qualify for the relief provisions in all circumstances. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, the Company would incur a 100% tax on gross income to the extent it fails the 75% and 95% gross income tests (whichever amount is greater), multiplied by a fraction intended to reflect its profitability.

ASSET TESTS

         To maintain its qualification as a REIT, the Company also must satisfy two asset tests at the close of each quarter of each taxable year:

         - At least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test").

                  - "Real estate assets" include interests in real property, interests in mortgages on real property and stock in other REITs. The Company believes that the properties qualify as real estate assets.

                  - "Interests in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

                  - Qualifying temporary investments are investments in stock or debt instruments during the one-year period following the Company's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

         - For investments not included in the 75% asset test, (A) the value of its interest in any one issuer's securities (which does not include its equity ownership of other REITs, the Partnership or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test") and
                  (B) the Company may not own more than 10% of any one issuer's outstanding voting securities which does not include its equity ownership in other REITs, the Partnership or any qualified REIT subsidiary (the "10% asset test").

The Company intends to select future investments so as to comply with the asset tests.

         If the Company failed to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the Company did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

DISTRIBUTION REQUIREMENTS

         Each taxable year, the Company must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders as follows:

         -        an aggregate amount at least equal to (1) the sum of 95% of
                  (A) its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and

                  (B) its net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

         - at least 95% of the built-in gain (after tax), if any, recognized on the disposition of any asset acquired from a C corporation in a carryover basis transaction during its Recognition Period (pursuant to Treasury regulations which have not yet been promulgated).

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

         The Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, it will incur a 4% nondeductible excise tax if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts it actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "-- Taxation of Taxable U.S. Shareholders." For purposes of the 4% excise tax, it will be treated as having distributed any such retained amount. The Company has made, and the Company intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue preferred shares or additional common shares.

         The Company intends to calculate its "REIT taxable income" based upon the conclusion that the Partnership is the owner for federal income tax purposes of all of the properties. As a result, the Company expects that depreciation deductions with respect to all such properties will reduce its "REIT taxable income." If the IRS were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

         Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

PARTNERSHIP ANTI-ABUSE RULE

         The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The Anti-Abuse Rule states that the partnership provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the partnership provisions.

         The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT shares (at the corporation's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the IRS. Based on the foregoing, the Company believes that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as non-partners. Any such action potentially could jeopardize the Company's status as a REIT.

RECORD-KEEPING REQUIREMENTS

         The Company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company has complied, and the Company intends to continue to comply, with such requirements.

FAILURE TO QUALIFY

         If the Company failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In fact, the Company would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. The Company cannot predict whether in all circumstances it would qualify for such statutory relief.

NEW TAX LEGISLATION

         On December 17, 1999, President Clinton signed the Work Incentives Improvement Act of 1999 (the "Act"). The Act includes several provisions that pertain to REITs. There are two provisions of the Act that will affect the Company. First, the distribution requirement, discussed in "--Distribution Requirements" above, will be reduced so that the Company will be required to distribute dividends equal to 90 percent (rather than 95 percent) of its net taxable income. Second, the Act will change the method for measuring whether a lease violates the restriction that rent attributable to personal property leased in connection with a lease of real property is no more than 15 percent of the total rent received under the lease. Under current law, the percentage is determined by reference to the adjusted tax bases of the real property and the personal property; under the Act, the percentage will be determined by reference to their respective fair market values. These provisions of the Act will be effective beginning in 2001.

TAXATION OF TAXABLE U. S. SHAREHOLDERS

         As long as the Company qualifies as a REIT, a taxable "U.S. shareholder" must take into account distributions out of the Company's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of common Shares that for U.S. federal income tax purposes is

         -        a citizen or resident of the United States,

         - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof,

         - an estate whose income is subject to U.S. federal income taxation regardless of its source, or

         - any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. shareholder will recognize distributions that the Company designates as capital gain dividends as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its common shares. Subject to certain limitations, the Company will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of the Company's undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of the Company's undistributed long-term capital gain, minus its share of the tax the Company paid.

         A U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both the Company's current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its common shares as long-term capital gain (or short-term capital gain if the common shares have been held for one year or less), assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if the Company declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by the Company and received by the U.S. shareholder on December 31 of such year, provided that the Company actually pays the distribution during January of the following calendar year. The Company will notify U.S. shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

         TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from the Company that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases additional common shares within 30 days before or after the disposition.

         CAPITAL GAINS AND LOSSES. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their common shares by the difference between the amount of such includible gains and the tax deemed paid by the U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING. The Company will report to its shareholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder
(1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 2000. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT U.S. SHAREHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common shares with debt, a portion of the income that they receive from the Company would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends that it receives from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income the Company derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if:

         -        the UBTI Percentage is at least 5%;

         - the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding the Company's shares in proportion to their actuarial interests in the pension trust; and

         - the Company is a "pension-held REIT" (i.e., either (1) one pension trust owns more than 25% of the value of its shares or
                  (2) a group of pension trusts individually holding more than 10% of the value of its shares collectively owns more than 50% of the value of its shares).

         Tax-exempt entities will be subject to the rules described above, under the heading "-- Taxation of Taxable U.S. Shareholders" concerning the inclusion of the Company's designated undistributed net capital gains in the in-come of its shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge Non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

         ORDINARY DIVIDENDS. A Non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company's sale or exchange of U.S. real property interests (as defined below) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. shareholder's conduct of a U.S. trade or business, the Non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. shareholder that is a non-U.S. corporation). The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. shareholder unless (i) a lower treaty rate applies and the Non-U.S. shareholder files IRS Form W-8BEN evidencing eligibility for that reduced rate with the Company or (ii) the Non-U.S. shareholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which the Company will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

         Distributions to a Non-U.S. shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

         RETURN OF CAPITAL. A Non-U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such a distribution will reduce the adjusted basis of such common shares. A Non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Company's current and accumulated earnings and profits and the adjusted basis of its common shares, if the Non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because the Company generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. shareholder may obtain a refund of amounts that the Company withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

         The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         CAPITAL GAIN DIVIDENDS. For any year in which the Company qualifies as a REIT, a Non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. shareholder. A Non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. The Company must withhold 35% of any distribution that it could designate as a capital gain dividend. However, if the Company makes a distribution and later designates it as a capital gain dividend, then (although such distribution may be taxable to a Non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, the Company must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A Non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount the Company withholds.

         SALE OF SHARES. A Non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. The Company anticipates that it will continue to be a "domestically controlled REIT." However, a Non-U.S. shareholder will incur tax on gain not subject to FIRPTA if
(1) the gain is effectively connected with the Non-U.S. shareholder's U.S. trade or business, in which case the Non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the Non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. However, a Non-U.S. shareholder that owned, actually or constructively, 5% or less of outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. If the gain on the sale of the common shares were taxed under FIRPTA, a Non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

         BACKUP WITHHOLDING. Backup withholding tax (which generally is withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to Non-U.S. shareholders outside the United States that are treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (2) capital gains dividends, or (3) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS. The Treasury Department has issued final regulations regarding backup withholding rules. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 2000.

OTHER TAX CONSEQUENCES

         STATE AND LOCAL TAXES. The Company and/or you may be subject to state and local tax in various states and localities, including those states and localities in which the Company or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the Common Stock.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN THE PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS

         The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

         CLASSIFICATION AS PARTNERSHIPS. The Company is entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (2) is not a "publicly traded" partnership.

         Under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Company believes that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception").

         The U.S. Treasury has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

         The Company believes that the Partnership qualified for the Private Placement Exclusion in 1998 and intends to continue to qualify for the Private Placement Exclusion or another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

         If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. Because of the substantial ownership of the Partnership by certain partners who also own, directly or indirectly, lessees, the Partnership would not currently be eligible for the 90% Passive Income Exception, but it may so qualify in the future.

         If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Annual Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "--Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

         INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS. Partners, not the Partnership, are subject to taxation. The Partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions and credits for any taxable year of the Partnership ending during the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury regulations promulgated thereunder.

         TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Pursuant to
section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's formation. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

         In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing partners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets at their agreed values.

         The U.S. Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury Regulations) will be elected with respect to any properties contributed to the Partnership. The Partnership generally has elected to use the "traditional method with ceiling rule" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in the Company being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of shareholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. The Company has not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to the Partnership in the future.

         BASIS IN PARTNERSHIP INTEREST. The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (2) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (3) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss, and (B) the amount of cash distributed to the Company, and (C) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

         If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         SALE OF A PARTNERSHIP'S PROPERTY. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

         The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                              SELLING SHAREHOLDERS

         The selling shareholders will have received any common shares they may offer for sale under our prospectus by redeeming units received in connection with the contribution of certain properties to the Partnership. Under the Partnership Agreement, the holder of 264,294 units has the right to redeem its units beginning on January 31, 2000, and the holder of 5,133 units has the right to redeem 2,567 units beginning on January 8, 2000 and the remaining 2,566 units on January 8, 2001. If one or more unitholders request redemption by the Partnership, we may assume the obligation of the Partnership and may elect to purchase the units with common shares or with cash.

         The following table lists the selling shareholders and the number of common shares which could be resold if the units they hold were redeemed for common shares. We are registering our common shares under registration rights granted to such holders in the Partnership Agreement. However, the following table omits the 2,566 common shares to be issued upon redemption of the 2,566 units which are redeemable on January 8, 2001, because such common shares are not registered pursuant to this prospectus and the registration statement to which it forms a part.

    SELLING SHAREHOLDER                                                                             SHARES (1)
----------------------------                                                                    --------------------
Security Holdings, Inc. (2)                                                                           264,294
M.B. Holdings, L.P. (3)                                                                                 2,567
                                                                                                --------------------
All Selling Shareholders as a Group (2 Persons)                                                       266,861

------------------
(1) At our option, the units can be redeemed for common shares on a one-for-one basis, subject to adjustment. The number of common shares that could be issued to holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary transactions and similar events.

(2) The units to which these common shares relate were issued on December 7, 1998 and such units first become eligible for redemption on January 31, 2000.

(3) The units to which these common shares relate were issued on January 8, 1999 and such units first became eligible for redemption on January 8, 2000.

                              PLAN OF DISTRIBUTION

         This prospectus relates to our offering of up to 266,861 common shares if, and to the extent that, holders of up to 266,861 units tender such units for redemption. The registration of these common shares does not necessarily mean that we will issue any of these shares, or, if issued, that the holders will offer or sell the common shares.

         We have paid for all expenses in connection with the registration statement. We will not pay any commissions or selling expenses in connection with the offering and sale of the common shares covered by this registration or the resale of those shares.

         We will not receive any proceeds from the offering and sale of our common shares to holders on redemption of their units. We will acquire and own the units that are redeemed for shares.

         The holders may resell any common shares on a negotiated or competitive bid basis to or through one or more underwriters or dealers. Such shares may also be sold directly to institutional investors or other purchasers or through agents. To the extent required by law, any underwriter, dealer or agent involved in the offer and sale of such shares, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be identified in a prospectus supplement. Such common shares may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

                                  LEGAL MATTERS

         Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Shaw Pittman, Washington, D.C, a law partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Shaw Pittman.

                                     EXPERTS

         Our financial statements and schedules incorporated by reference in our prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at:

          -        Public Reference Section
                   Securities and Exchange Commission
                   Room 1024, Judiciary Plaza
                   450 Fifth Street, N.W.
                   Washington, D.C. 20549

          -        Midwest Regional Office:
                   Citicorp Center
                   500 West Madison Street
                   Suite 1400
                   Chicago, Illinois 60661-2511

          -        Northeast Regional Office:
                   7 World Trade Center
                   Suite 1300
                   New York, New York 10048

         Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 12, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our common shares under our prospectus.

         - The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-23733).

         - The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 000-23733).

         - The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 000-23733).

         - The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 000-23733).

         - The description of the common shares contained in the Registration Statement on Form 8-A filed with the SEC on February 5, 1998 (File No. 000-1049316).

         - Current Reports on Form 8-K filed with the SEC on August 7, 1998; December 3, 1998; December 7, 1998; February 26, 1999,
                  as amended on January 19, 2000; and August 30, 1999, as amended on October 12, 1999 (File No. 000-23733).

         You may request a copy of these filings at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

                  Ms. Lisa M. Clements
                  Capital Automotive REIT
                  1420 Spring Hill Road, Suite 525
                  McLean, Virginia  22102
                  (703) 288-3075.

         Our prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

         You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

                             CAPITAL AUTOMOTIVE REIT

                  266,861 COMMON SHARES OF BENEFICIAL INTEREST
                           ($0.01 PAR VALUE PER SHARE)

                                   PROSPECTUS

                    THE DATE OF THIS PROSPECTUS IS __________

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the common shares being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

            Registration Fee -- Securities and Exchange Commission..........    $      814.59
            Printing and Engraving Expenses.................................         5,000.00
            Accounting Fees and Expenses....................................         3,000.00
            Legal Fees and Expenses.........................................        20,000.00
            Blue Sky Fees and Expenses......................................             0.00
            Miscellaneous (including listing fees)..........................        10,000.00
                                                                              ---------------
                       Total................................................    $   38,814.59
                                                                              ===============

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS

         Our Declaration of Trust and Bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. Our officers and trustees are also indemnified pursuant to the Partnership Agreement and their respective employment agreements, which agreements are filed as exhibits hereto. We intend to purchase an insurance policy which purports to insure our officers and trustees against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 16.  EXHIBITS

  Number         Description
  ------         -----------
   3.1           Amended and Restated Declaration of Trust of Capital Automotive
                 REIT (previously filed as Exhibit 3.1 to the Company's
                 Registration Statement on Form S-11 filed with the SEC on
                 November 26, 1997, as subsequently amended (File No. 333-
                 41183) (the "Registration Statement on Form S-11") and
                 incorporated herein by reference)

   3.2           Amended and Restated Bylaws of Capital Automotive REIT
                 (previously filed as Exhibit 3.2 to the Company's Registration
                 Statement on Form S-3 filed with the SEC on March 2, 1999 (File
                 No. 333-73183) (the "Unit Redemption Registration Statement") and incorporated herein by reference)

  Number          Description
  ------          -----------
   3.3            First Amendment to Bylaws (previously filed as Exhibit 3.2 to the Company's Unit Redemption Registration Statement on Form
                  S-3 and incorporated herein by reference)

   3.4 Second Amendment to Bylaws (previously filed as Exhibit 3.4 to the Company's Unit Redemption Registration Statement on Form
                  S-3 filed on May 11, 1999 and incorporated herein by reference)

   4.1 Specimen of certificate representing common shares of beneficial interest (previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 and incorporated herein by reference)

   4.5            Form of Share Warrant (previously filed as Exhibit 3.2 to the
                  Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)

   5.1* Form of Opinion of Shaw Pittman regarding the validity of the Offered Securities being registered

   8.1* Form of Opinion of Shaw Pittman regarding certain federal income tax matters

  10.43           Second Amended and Restated Partnership Agreement of Capital
                  Automotive L.P. (previously filed as Exhibit 3.2 to the
                  Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)

  23.1*           Consent of Shaw Pittman (included as part of Exhibits 5.1 and
                  8.1)

  23.2*           Consent of Arthur Andersen LLP

  25              Power of Attorney (included on signature page)

---------------
*   Included with this filing.

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any acts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant(s) pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on January 19, 2000.

                      CAPITAL AUTOMOTIVE REIT

                      By:      /s/ THOMAS D. ECKERT
                               ---------------------------------------------
                               Thomas D. Eckert
                               President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints each of Thomas D. Eckert and David S. Kay as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

               SIGNATURE                                         TITLE                              DATE
/s/ Thomas D. Eckert                           President and Chief Executive                 January 19, 2000
-----------------------------------------      Officer and Trustee (principal
Thomas D. Eckert                               executive officer)


/s/ David S. Kay                               Vice President and Chief Financial            January 19, 2000
-----------------------------------------      Officer (principal financial and
David S. Kay                                   accounting officer)


/s/ Craig L. Fuller                            Trustee                                       January 19, 2000
-----------------------------------------
Craig L. Fuller


/s/ David Gladstone                            Trustee                                       January 19, 2000
-----------------------------------------
David Gladstone


/s/ William E. Hoglund                         Trustee                                       January 19, 2000
-----------------------------------------
William E. Hoglund

/s/ R. Michael McCullough                      Trustee                                        January 19, 2000
-----------------------------------------
R. Michael McCullough


/s/ Lee P. Munder                              Trustee                                        January 19, 2000
-----------------------------------------
Lee P. Munder


/s/ John J. Pohanka                            Trustee                                        January 19, 2000
-----------------------------------------
John J. Pohanka


/s/ John E. Reilly                             Trustee                                        January 19, 2000
-----------------------------------------
John E. Reilly


/s/ Robert M. Rosenthal                        Trustee                                        January 19, 2000
-----------------------------------------
Robert M. Rosenthal


/s/ Vincent A. Sheehy                          Trustee                                        January 19, 2000
-----------------------------------------
Vincent A. Sheehy


/s/ William R. Swanson                         Trustee                                        January 19, 2000
-----------------------------------------
William R. Swanson